Exhibit 99.1

NEWS RELEASE

ICF International Completes Acquisition of Olson

FOR IMMEDIATE RELEASE:

Investor	Douglas Beck, ICF International, douglas.beck@icfi.com, +1.703.934.3820
contacts:	Lynn Morgen, MBS Value Partners, lynn.morgen@mbsvalue.com, +1.212.750.5800

Media

contact:	Steve Anderson, ICF International, steve.anderson@icfi.com, +1.703-934-3847

FAIRFAX, Va. (November 5, 2014) -- ICF International (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, announced today it has closed on the acquisition of Olson, an integrated marketing technology and digital services provider. Olson provides digital marketing solutions around customer engagement and branding and is widely recognized for its innovative strategic advisory work, its software-driven customer loyalty programs and its analytics-based marketing.

Olson is an integrated, next-generation agency with digital at its core, focused on driving rich engagement for many of the world's leading brands. One of the top five independent, full-service agencies in North America, Olson's 545 person-strong agency is dedicated to "Revolutionizing Engagement" by combining insights, creativity and technology. Olson is headquartered in Minneapolis with offices in Chicago, Austin, Toronto, Los Angeles, New York and San Francisco. Learn more at http://www.olson.com.

###

About ICF International

ICF International (NASDAQ:ICFI) provides professional services and technology solutions that deliver beneficial impact in areas critical to the world's future. ICF is fluent in the language of change, whether driven by markets, technology, or policy. Since 1969, we have combined a passion for our work with deep industry expertise to tackle our clients' most important challenges. We partner with clients around the globe—advising, executing, innovating—to help them define and achieve success. Our more than 5,000 employees serve government and commercial clients from more than 70 offices worldwide. ICF's website is www.icfi.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those risks related to: the potential difficulties and delays in integrating Olson (the “Merger”) or fully realizing anticipated cost savings and other benefits from the Merger; the reaction to the Merger of customers, employees and counterparties; the government contracting industry generally; and our particular business, including our dependence on contracts with U.S. federal government agencies. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.